EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officer certifies that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Gold Standard, Inc.

A signed original of this written statement required by Section 906 has been provided to Gold Standard, Inc. and will be retained by Gold Standard, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

April 13, 2007

   /s/ Li Guomin

     Li Guomin (Chief Executive Officer and

Chief Financial Officer)